SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OPTICAL CABLE CORPORATION

(Exact name of Registrant as specified in its charter)

Virginia	54-1237042
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5290 Concourse Drive

Roanoke, Virginia 24019

(540) 265-0690

(Address and telephone number of registrant’s principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [    ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]

Securities Act registration statement file number to which this form relates:              (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title Of Each Class To Be So Registered	Name Of Each Exchange On Which Each Class Is To Be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Warrants to Purchase Common Stock, no par value per share

(Title of Class)

ITEM 1:    DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Registrant is issuing warrants (“Warrants”) to purchase the Registrant’s common stock, no par value per share (“Common Stock”). A complete description of the terms of the warrants are set forth in a Warrant Agreement (the “Warrant Agreement”) dated as of October 24, 2002 by and between the Registrant and Wachovia Bank, National Association, a national banking association (the “Warrant Agent”). The Warrant Agreement and the form of certificate for the Warrants (each, a “Warrant Certificate”) are attached as Exhibits 4.1 and 4.2, respectively, to the Registration Statement on Form S-3 filed on February 11, 2003 and incorporated by reference herein. The following description of the Warrants does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Pursuant to the terms of the settlement of Civil Action 7:01CV00937 (In re Optical Cable Corporation Securities Litigation) brought in United States District Court for the Western District of Virginia, the Registrant will issue 250,000 Warrants to approved members of the class of plaintiffs in that lawsuit. Following the issuance thereof, each holder of a Warrant will have the right, which may be exercised on any business day until 5:00 p.m. on October 24, 2007, to purchase from the Registrant the number of shares of Common Stock (“Warrant Shares”) which the holder may at the time be entitled to receive upon payment of the exercise price then in effect for such Warrant.

Upon their original issuance, each Warrant will be exercisable for one Warrant Share and the initial exercise price of the Warrants will be $4.88 per Warrant Share (such price, as the same may be adjusted from time to time, is the “Exercise Price”). The Exercise Price is payable, upon the exercise of a Warrant, in cash by wire transfer of immediately available funds to the Warrant Agent for the account of the Registrant or by certified or official bank check or checks to the order of the Registrant or by any combination thereof or by such other form or method of payment acceptable to the Warrant Agent, all in lawful money of the United States of America. The Warrants may be exercised or transferred in whole or in part; and in the event of any partial exercise or transfer, the warrantholder shall be entitled to receive a new Warrant Certificate representing the Warrants which have not been exercised or transferred. If any fractional Warrant Shares would be issuable on the exercise of any Warrant, the Registrant, at its option, can (i) issue fractional shares or, in lieu of the issuance of fractional Warrant Shares, (ii) may: (a) pay an amount in cash in the manner specified in the Warrant Agreement, or (b) issue scrip of the Registrant, or (c) round the fraction up and issue a full Warrant Share if the fraction is equal to or greater than one-half of a full Warrant Share, or (d) round the fraction down and eliminate the fraction without the issuance of any additional Warrant Shares, scrip, cash or other property if the fraction is less than one-half of a full Warrant Share.

Upon the occurrence of certain events as set forth in the Warrant Agreement, the number of Warrant Shares issuable upon exercise of a Warrant may be increased or reduced and the Exercise Price may be adjusted upward or downward or securities other than Warrant Shares may be issued upon exercise of a Warrant. Subject to the exceptions specified in the Warrant Agreement, adjustments to the number of Warrant Shares issuable upon exercise of a Warrant and the Exercise Price may be made if the Registrant:

•	pays a stock dividend or makes another distribution of shares of Common Stock to holders of Common Stock;

•	subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock; and

•	combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock.

In case of (i) any capital reorganization, consolidation or merger of the Registrant (other than the consolidation or merger of the Registrant with or into another corporation in which the Registrant is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock into shares of other stock or other securities, property or cash), or (ii) the sale of all or substantially all of the Registrant’s assets, all outstanding Warrants which have not been exercised (or otherwise expired or been terminated) prior to the closing of any such transaction shall be deemed to have been exercised and converted concurrently with the closing and the Holders shall be entitled to receive the kind and amount of consideration receivable by holders of the Registrants’s Common Stock less the Exercise Price of the Warrants deemed exercised. Additionally, in the event of the sale or conveyance or other transfer of all or substantially all of the assets of the Registrant as part of a plan of liquidation of the Registrant, all rights to exercise any Warrant shall terminate thirty (30) days after the Registrant gives written notice to each Holder that such sale or conveyance or other transfer has been consummated

Prior to the exercise of any Warrant, the warrantholder shall not be entitled to any rights of a stockholder of the Registrant, including, without limitation, the right to vote or to receive dividends or other distributions. Furthermore, the warrantholder shall not be entitled to receive any notice of any proceedings of the Registrant, except in case:

•	the Registrant authorizes the issuance to all holders of Common Stock any rights, options or warrants to subscribe for or purchase Common Stock or any other subscription rights or warrants;

•	the Registrant authorizes the distribution of securities or assets, other than cash dividends, to all holders of shares of Common Stock;

•	the Registrant enters into any agreement regarding a consolidation, merger or asset sale for which consent of the holders of the Registrant’s Common Stock is required;

•	the Registrant purports to reclassify or change the preferences or rights relating to the Common Stock;

•	a tender offer or exchange offer relating to the acquisition of shares of Common Stock is made or commenced; or

•	of the voluntary or involuntary dissolution, liquidation or winding up of the Registrant.

Item 2:    Exhibits.

The exhibits listed on the accompanying Index to Exhibits immediately following the signature page are filed as part of, or incorporated by reference into, this registration statement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OPTICAL CABLE CORPORATION

Date: February 12, 2003	By: /s/ NEIL D. WILKIN, JR.

Neil D. Wilkin, Jr. President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Item
4.1

Warrant Agreement dated October 24, 2002, by and between Optical Cable Corporation and Wachovia Bank, National Association (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 filed February 11, 2003 and incorporated herein by reference)

4.2	Form of Warrant Certificate relating to the Warrants (Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 filed February 11, 2003 and incorporated herein by reference)